Exhibit 10.3

SUPER LEAGUE GAMING, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of __________ (“Grant Date”), by and between Super League Gaming, Inc., a Delaware corporation (the “Company”), and __________ (“Grantee”). This Agreement provides for a grant of Restricted Stock Units. The Company and Grantee agree as follows:

1. Grant of Restricted Stock Units. The Company grants to Grantee, and Grantee accepts from Company, an Award of ___________ Restricted Stock Units (the “Award”). Upon vesting pursuant to Section 2, Grantee will receive one share of Common Stock (“Share”) for each vested Restricted Stock Unit. This grant is in all respects limited and conditioned as provided in this Agreement.

2. Vesting. The Restricted Stock Units will vest and become non-forfeitable as follows:

●
[ ] (“Vesting Period”)

3. Dividends. Grantee will receive dividend equivalents, which represent the right to receive an amount, in cash, Shares, other property or any combination thereof, as applicable, measured by the dividends and other distributions payable with respect to Common Stock underlying the Restricted Stock Units between the Grant Date and the applicable Payment Date (“Dividend Equivalent Rights”), but no such amount will be payable with respect to any Restricted Stock Units that are forfeited. Dividend Equivalent Rights will be paid to the Grantee in accordance with Section 4, without interest, on the date on which the Common Stock underlying the Restricted Stock Units are distributed to the Grantee in the same form (cash, Shares or other property) in which the corresponding dividend is paid to holders of Shares generally.

4. Payment of Restricted Stock Units. As soon as practicable (and in no case more than 30 days) after the conclusion of the vesting period (the “Payment Date”), the Company will pay the vested Restricted Stock Units by delivering to Grantee a number of shares of Common Stock equal to the number of Restricted Stock Units that vested during the Vesting Period. The Company will issue the Shares in book entry (i.e., digital) form via its transfer agent, Issuer Direct, and registered in Grantee’s name. There will be no delivery of physical certificates. Neither Grantee nor any of Grantee’s successors, heirs, assigns or personal representatives will have any further rights or interests in any Restricted Stock Units that are so paid.

5.    Termination.

5.1 Death; Disability. If Grantee’s service ________of the Company is terminated as a result of Grantee’s death or Disability, then all Restricted Stock Units that would otherwise have vested on _______ will vest and be paid to Grantee.

6. Adjustments. Upon a change in capital structure or other similar event, the Compensation Committee of the Company (herein, the “Committee”) will make equitable adjustments to the number and class of Shares subject to this Agreement. The Committee’s adjustment will be final, binding and conclusive. Any adjustments to the number of Restricted Stock Units subject to this Award, whether made pursuant to this Section 6 or otherwise, will always result in a whole number, with any fractional Restricted Stock Units rounded up to the next whole number, subject to Section 409A of the Code.

7. Restrictions on Transfer. Restricted Stock Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.

8. Tax Withholding. The Company will on the Payment Date withhold and remit to the appropriate taxing authorities taxes due upon payment for vested Restricted Stock Units.

9. No Rights as a Stockholder. Until Shares are issued in satisfaction of the Company’s obligations under this Award, in the time and manner specified above, Grantee will have no rights as a stockholder.

10.
Miscellaneous.

10.1 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement will not be affected and will continue in full force in accordance with their terms.

10.2 Governing Law. Except as to matters of federal law, the validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California without giving effect to its conflicts of laws principles.

10.3 Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original.

10.4 Successors in Interest. This Agreement will inure to the benefit of and be binding on Grantee and his or her heirs, permitted assigns and permitted representatives, and on the Company and any successor to the Company.

10.5 Modifications. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by Grantee and the Company. No waiver by either party of any obligation to be performed by the other party under this Agreement on a particular occasion will be deemed a waiver of that obligation on any subsequent occasion or a waiver of any other obligation.

10.6 Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction or application of this Agreement will be determined by the Committee. Any determination made by the Committee will be final, binding and conclusive on Grantee and the Company, but Grantee reserves and retains his or her right to pursue and protect his or her rights in a court of competent jurisdiction.

10.7 Sections and Other Headings. The section and other headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

This Agreement has been executed by the Company and Grantee as of the Grant Date.

SUPER LEAGUE GAMING, INC.	GRANTEE
___________________________________	___________________________________
Ann Hand	By:
CEO & President	Name: